Exhibit A

AGREEMENT

Each of the undersigned hereby consents and agrees to this joint filing to Schedule 13G for the Class A Common Stock of Wheels Up Experience Inc.

August 14, 2026
(Date)

WHITEBOX ADVISORS LLC

/s/ Muqu Karim
(Signature)
Muqu Karim Chief Operating Officer & Chief Financial Officer
(Name/Title)

August 14, 2026
(Date)

WHITEBOX GENERAL PARTNER LLC

/s/ Muqu Karim
(Signature)
Muqu Karim Authorized Signatory
(Name/Title)